Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Hemispherx Biopharma, Inc.
Philadelphia, Pennsylvania

We consent to the incorporation by reference in Registration Statements (No.s 333-160499, 333-57134, 118903 and 333-155528) on Form S-8 and Registration Statements (No.s 333-136187, 333-117178, 333-119017, 333-108645, 333-111135, 333-113796, 333-130008, 333-159856 and 333-151696) on Form S-3 of Hemispherx Biopharma, Inc. and Subsidiaries of our reports dated March 19, 2015 relating to our audit of the consolidated financial statements and the financial statement schedule, and internal control over financial reporting, which appear in this Annual Report on Form 10-K of Hemispherx Biopharma, Inc. for the year ended December 31, 2014.

/s/ McGladrey LLP
McGladrey LLP

Blue Bell, Pennsylvania
March 19, 2015